[DENDRITE LOGO]

DENDRITE INTERNATIONAL, INC.

     April 19, 2002

Dear Shareholder:

     On behalf of the Board of Directors and management, I am pleased to invite you to the 2002 Annual Meeting of Shareholders of Dendrite International, Inc. The meeting will be held on Tuesday, May 14, 2002 at 9:00 a.m. at the Company’s offices located at 1200 Mount Kemble Avenue, Morristown, New Jersey 07960-6797.

     Your vote at the Annual Meeting is important to Dendrite and we ask you to vote your shares by following the voting instructions in the enclosed proxy. The Notice of Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

     The officers and directors of Dendrite appreciate your continuing support and we look forward to seeing you at the Annual Meeting.

/s/ JOHN E. BAILYE John E. Bailye Chairman of the Board and Chief Executive Officer

Morristown, New Jersey

YOUR VOTE IS IMPORTANT To assure your representation at the Annual Meeting, please vote your proxy as promptly as possible, whether or not you plan to attend the Annual Meeting.

[DENDRITE LOGO]

DENDRITE INTERNATIONAL, INC.
1200 Mount Kemble Avenue
Morristown, New Jersey 07960-6797
www.dendrite.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 14, 2002

To Dendrite Shareholders:

     The Annual Meeting of Shareholders of Dendrite International, Inc., a New Jersey corporation (the “Company”), will be held at the Company’s offices located at 1200 Mount Kemble Avenue, Morristown, New Jersey 07960-6797, on Tuesday, May 14, 2002 at 9:00 a.m. (local time) (the “Annual Meeting”) for the following purposes:

1.	To elect eight directors.

2.	To approve an amendment to the Company’s 1997 Employee Stock Purchase Plan to increase the number of authorized plan shares by 450,000 shares.

3.	To approve an amendment to the Company’s 1997 Stock Incentive Plan to increase the number of authorized plan shares by 1,500,000 shares.

     Shareholders of record at the close of business on March 25, 2002 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment.

     It is important that your shares are represented at the Annual Meeting regardless of the number of shares you may hold. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned to ensure that all of your shares are voted. The prompt return of proxies will ensure a quorum is present at the Annual Meeting. Whether or not you plan to attend the meeting, please vote your proxy promptly.

BY ORDER OF THE BOARD OF DIRECTORS /s/ CHRISTINE A. PELLIZZARI Christine A. Pellizzari Secretary

Morristown, New Jersey
April 19, 2002

DENDRITE INTERNATIONAL, INC.
1200 Mount Kemble Avenue
Morristown, New Jersey 07960-6797
www.dendrite.com

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 14, 2002

PROXY STATEMENT

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Dendrite International, Inc., a New Jersey corporation (“Dendrite” or the “Company”), for use at the 2002 Annual Meeting of Shareholders to be held at 9:00 a.m. (local time) on Tuesday, May 14, 2002, at the Company’s offices located at 1200 Mount Kemble Avenue, Morristown, New Jersey 07960-6797 and at any adjournment or postponement (the “Annual Meeting”). This Proxy Statement, Notice of Annual Meeting and proxy are being distributed to shareholders by mail or by the Internet on or about April 19, 2002.

GENERAL

Voting

     The presence in person or by proxy of the holders of Common Stock representing a majority of the shares of Common Stock outstanding as of the record date constitutes a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote in person or by proxy for each share of Common Stock held as of the record date on each matter to be voted on. On March 25, 2002, the record date for the Annual Meeting, there were 41,738,241 shares of Common Stock outstanding. Abstentions and broker non-votes are included in determining whether a quorum is present. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

     Directors are elected by the affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting. Approval of the amendments to the 1997 Employee Stock Purchase Plan and 1997 Stock Incentive Plan each requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes have no effect on the outcome of these proposals.

     Shareholders may vote using one of three alternative methods:

(1)	by completing and mailing the proxy card; or

(2)	over the telephone by following the instructions for telephone voting on the proxy card or voter instruction form; or

(3)	via the Internet by going to the website http://www.proxyvote.com and following the instructions for Internet voting on the proxy card.

     If your shares are registered in the name of a bank or brokerage firm, you still may be eligible to vote your shares over the Internet. You should contact your bank or brokerage firm for additional information regarding Internet voting in such case.

Proxies

     Whether or not you attend the Annual Meeting, you are urged to submit your proxy, which will be voted as directed on your proxy when properly completed.

     A proxy may be revoked, prior to the exercise of the proxy, either by submitting written notice of revocation of that proxy to the Secretary of the Company or by submitting a new proxy bearing a later date via proxy card or the Internet. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

     This proxy solicitation is being made by the Board of Directors of the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally or by electronic mail, facsimile or telephone by regular employees and directors of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock. Dendrite has retained The Corporate Governance Group of Strategic Stock Surveillance, LLC to assist in soliciting proxies for a fee of $4,000 plus out-of-pocket expenses not to exceed $1,500.

Annual Meeting Admission

     You will need a form of personal identification to attend the Annual Meeting. If you own stock through a bank or other holder of record, you will need proof of ownership to attend the meeting. A recent brokerage statement or letter from your broker are examples of proof of ownership.

Internet Distribution of Proxy Materials

     The Company will transmit the Proxy Statement and related proxy materials via the Internet to each shareholder of record that has previously consented to receiving such proxy materials electronically and to certain employees who participate in the Company’s employee stock purchase plan. The Company believes that transmitting the proxy materials over the Internet to these shareholders who have consented will save the Company the expense of printing and mailing proxy materials.

Multiple Copies of Annual Report and Proxy Statement

     When more than one holder of Common Stock has the same address, the Company may deliver only one Annual Report and Proxy Statement to that address unless the Company has received contrary instructions from the shareholder. Similarly, brokers and other intermediaries holding shares of Common Stock in “street name” for more than one beneficial owner with the same address may deliver only one Annual Report and one Proxy Statement to that address if they have received consent from the beneficial owners of Common Stock.

     Dendrite will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to any shareholder, including a beneficial owner of stock held in “street name,” at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of the Annual Report and Proxy Statement, you may write, call or e-mail Belle Short, Executive Receptionist, 200 Somerset Corporate Boulevard, 8th Floor, Somerset Corporate Center, Bridgewater, New Jersey 08807, telephone (908) 541-5888, e-mail belle.short@dendrite.com. You may also access a copy of Dendrite’s Annual Report and Proxy Statement on the Company’s website, www.dendrite.com.

     You may also contact the Company at the contact address or telephone number above if you are a shareholder of record of Dendrite and you wish to receive a separate Annual Report and Proxy Statement in the future, or if you are currently receiving multiple copies of our Annual Report and Proxy Statement and want to request delivery of a single copy in the future. If your shares are held in “street name” and you want to increase or decrease the number of copies of the Annual Report and Proxy Statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

PROPOSAL 1

ELECTION OF DIRECTORS

General

     Directors are elected annually by the holders of Common Stock. Directors will hold office until the next Annual Meeting or until their successors are duly chosen and qualified. In the event that any of the nominees should become unavailable for election, which is not expected, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee.

     Set forth below is a brief description of the background of each nominee for director. All nominees are current directors of the Company, except Deborah C. Hopkins who is first being nominated for election at this Annual Meeting.

Nominee	Age	Position With The Company
John E. Bailye	48	Chairman of the Board and Chief Executive Officer
Bernard M. Goldsmith	58	Director
Deborah C. Hopkins	47	Nominee for Director
Edward J. Kfoury	63	Director
Paul A. Margolis	48	Director
John H. Martinson	54	Director
Terence H. Osborne	63	Director
Patrick J. Zenner	55	Director

The Board of Directors recommends a vote FOR the above nominees.

Business Experience of Nominees

     John E. Bailye has served as Chief Executive Officer and a director since the Company’s founding in 1987 and since 1991 in the additional position of Chairman of the Board. Prior to 1987, Mr. Bailye served as a Managing Director of Foresearch Pty., Limited, a consulting company to the pharmaceutical industry in Australia. Mr. Bailye served in that capacity from the time he acquired Foresearch in 1976 until he sold the company in 1986. Mr. Bailye holds a Bachelor of Commerce in Finance, Marketing and Business from the University of New South Wales.

     Bernard M. Goldsmith has served as a director of the Company since 1996. In 1986, he founded Updata Capital, Inc., an investment banking firm focused on mergers and acquisitions in the information technology industry. Mr. Goldsmith currently serves as Managing Director of Updata. Mr. Goldsmith also founded Updata Software Company where he served as Chief Executive Officer from 1986 to 1988 and CGA Computer, Inc. where he served as Chairman and Chief Executive Officer from 1968 to 1986. Mr. Goldsmith is also a director of Compuware Corporation, Frontstep, Inc. and Astea International, Inc.  Mr. Goldsmith holds a Bachelor of Arts in Business Administration from Rutgers University.

     Deborah C. Hopkins was nominated for election at this Annual Meeting by the Board of Directors in April 2002. Since January 2002, Ms. Hopkins has served as Senior Advisor to Marakon Associates, a management consulting firm with global operations. From April 2000 to April 2001, she served as Executive Vice President and Chief Financial Officer of Lucent Technologies Inc. Ms. Hopkins also served as Senior Vice President and Chief Financial Officer of the Boeing Company from 1998 to 2000. From 1997 to 1998, she served as Vice President of Finance, General Motors Europe and from 1995 to 1997, she served as Vice President and General Auditor of General Motors Corporation. Ms. Hopkins is also a director of E.I. du Pont de Nemours and Company, a trustee of Walsh College and a trustee of the Committee for Economic Development. Ms. Hopkins holds a Bachelor of Science in Accounting from Walsh College and an honorary doctorate from Westminster College.

     Edward J. Kfoury has served as a director of the Company since 1997. Prior to joining the Company as a director, Mr. Kfoury served as a division President and Vice President of IBM Corporation from 1988 through 1993 and in various other positions with IBM from 1963 to 1988. Mr. Kfoury is a director of Mapics, Inc. and various privately held companies. Mr. Kfoury is also a trustee of the Maine Chapter of the Nature Conservancy, an advisory trustee of the Maine Audubon Society and President of Rangeley Lakes Heritage Trust. Mr. Kfoury holds a Bachelor of Business Administration in Marketing from the University of Notre Dame.

     Paul A. Margolis has served as a director of the Company since 1993. Mr. Margolis is a Partner at Longworth Venture Partners, a venture capital company which invests in Internet, electronic commerce, enterprise software and IT services companies. Mr. Margolis founded Marcam Corporation in 1980 and was its Chairman, President and Chief Executive Officer until 1996 and a director of Marcam until 1998. Mr. Margolis holds a Bachelor of Arts from Brown University and an M.B.A. from Harvard Business School.

     John H. Martinson has served as a director of the Company since 1991. In 1986, he founded the Edison Venture Funds. He currently serves as Managing Partner of Edison Venture Funds. Mr. Martinson is also a director of various privately held companies. He is the former Chairman of the New Jersey Technology Council and President of the National Venture Capital Association. Mr. Martinson holds a Bachelor of Science in Aeronautics from the United States Air Force Academy, an M.S. in Astronautics from Purdue University and an M.B.A. from Southern Illinois University.

     Terence H. Osborne has served as a director of the Company since 1998. Mr. Osborne serves as a Special Advisor to General Atlantic Partners, LLC and until March 2001 served as Chairman of the Board of Prime Response Inc. He is also Chairman of the Board of Eyretel PLC, a director of Mapics Inc. and various privately held companies. From 1996 to 1998, Mr. Osborne was Chairman of Dr. Solomon’s Group PLC. Prior to this, Mr. Osborne served initially as Vice President – Europe and subsequently as President of System Software Associates (“SSA”). Prior to joining SSA, he was employed by IBM from 1961 in various capacities including vice president level positions in both the United States and Europe.  Mr. Osborne holds a Bachelor of Science, with honors, in Pure and Applied Mathematics from London University.

     Patrick J. Zenner has served as a director of the Company since April 2001. Mr. Zenner served as the President and Chief Executive Officer of Hoffmann-La Roche, Inc., a leading research-intensive pharmaceutical company, from 1993 to 2001. Mr. Zenner served in various other capacities with Hoffman-La Roche since 1969, including Senior Vice President of its pharmaceutical division from 1992 to 1993, as Head of International Pharmaceutical Marketing from 1988 to 1992 and as Vice President and General Manager of Roche Laboratories from 1982 to 1988. Mr. Zenner is also a director of Geron Corporation, Genta Inc. and Praecis Pharmaceuticals Inc., a director of Creighton University and a trustee of Fairleigh Dickinson University. Mr. Zenner holds a Bachelor of Science in Business Administration from Creighton University and a Masters in Business Administration from Fairleigh Dickinson University.

Board Committees And Meetings

     The Company has five standing Committees: the Nominating Committee, the Audit Committee, the Compensation Committee, the Employee Plan Committee and the Operations and Technology Committee.

     The Nominating Committee, which was first established in November 2001, is currently comprised of Messrs. Goldsmith and Zenner, each of whom the Company believes is independent within the meaning of the NASDAQ independence standards. The Nominating Committee is responsible for evaluating and recommending, for consideration by the Board, candidates to serve as directors of the Company or the re-election of current directors whose term of office is due to expire.

     The Audit Committee is currently comprised of Messrs. Margolis and Zenner, each of whom the Company believes is independent within the meaning of the NASDAQ independence standards. The Audit Committee serves as a communication point among non-Audit Committee directors, internal auditors, the independent auditors and Company management as their respective duties relate to financial accounting, reporting and internal controls. The Audit Committee assists the Board in fulfilling its responsibilities with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, reporting practices of the Company and sufficiency of auditing. The Audit Committee currently has one vacancy, which the Board will fill in the near future with an independent director.

     The Compensation Committee is currently comprised of Messrs. Kfoury and Osborne and reviews and acts in connection with various compensation and benefit matters for the Company’s executives and directors. The Compensation Committee also administers various equity incentive plans of the Company.

     The Employee Plan Committee is currently comprised of Messrs. Goldsmith, Margolis and Martinson and administers the Company’s employee stock purchase plan.

     The Operations and Technology Committee is currently comprised of Messrs. Kfoury and Osborne and is responsible for providing the Company with business advice with respect to its service delivery operations and technology-related matters. Mr. Kfoury is responsible for matters relating to the Company’s United States operations while Mr. Osborne is responsible for matters relating to the Company’s European operations.

     In fiscal 2001, the Board of Directors held four meetings, the Audit Committee held six meetings and the Compensation Committee held four meetings. No Nominating Committee meeting was held, as it was established in November 2001. Each director attended at least 80% of the meetings of the Board of Directors and of the Committees of which he or she was a member.

Director Compensation

     Directors receive no cash compensation for services provided as a director. Directors receive reimbursement for expenses incurred traveling to and from Board meetings. In addition, each non-employee director receives annually a nonqualified stock option to purchase shares of the Company’s Common Stock, with the options generally having a value equal to approximately $100,000 determined using the Black-Scholes option pricing method. Actual grants may be at or above this Black-Scholes valuation. For fiscal 2001 the Company granted an option to purchase 16,667 shares of Common Stock to each non-employee director. These options are granted with an exercise price equal to the fair market value of the shares at the grant date and vest one year from the grant date.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Report of the Compensation Committee

     Compensation matters for the Company’s executive officers for fiscal year 2001 were reviewed and approved by the Board of Directors, based upon recommendations made by the Compensation Committee.

General Policy

     The overall objective of the Company’s executive compensation program is to attract and retain the highest level of executive talent and to induce the Company’s executives to achieve both short-term objectives and long-term growth and profitability for the Company. To achieve these objectives, the Company’s 2001 fiscal year executive compensation program consisted of the following components: annual base salary, other annual compensation and benefits, annual cash bonus, performance awards, and long-term compensation in the form of stock options or other stock awards. Factors used in determining compensation include competitive market considerations both within and without the industry, the contribution by the individual to the present financial success of the Company and/or a particular department of the Company, and the long-term performance of the Company. The Compensation Committee may apply entirely different factors or may vary the weight given to each of these factors in making recommendations to the Board of Directors with respect to executive compensation in future years.

Annual Component:   Base Salary, Bonus and Other Compensation

     Each element of executive compensation has a different purpose and basis. The base salary and other annual compensation and benefits paid in 2001 were made to compensate ongoing performance throughout the year. The base salary for each executive officer was based on several factors, including a comparison of compensation practices of other companies in the industry, personal performance, and performance of the Company and/or a particular department of the Company. Benefits for all executive officers included, in addition to the equity programs discussed below, group term life insurance premiums, the Company’s matching portion of the executive’s 401(k) plan contribution and an annual reimbursement up to $10,000 per executive officer for financial and tax planning services. The Compensation Committee’s policy is to have annual compensation range between the median and the 75th percentile reported by companies in its industry.

     From time to time, the Company may pay to one or more of its executive officers annual and/or quarterly cash bonuses and/or performance awards in the form of option grants or share grants as an additional incentive and reward for reaching and exceeding Company objectives for revenues, profitability or other financial results. These bonuses or awards reflect the Compensation Committee’s assessment, in consultation with the Chief Executive Officer, of that individual’s achievement and the significance of that executive officer’s contribution to the financial success of the Company and/or a particular department of the Company during a year. The Compensation Committee has also established an over-achievement bonus program whereby the Company may pay additional one-time cash bonuses to each of the Company’s executive officers if the Company surpasses certain milestones in excess of the Company’s budgeted financial objectives. Based on pre-established milestones, quarterly bonuses were paid in particular instances to executive officers during fiscal 2001.

Long-Term Component: Stock Options

     The long-term component of executive compensation involves primarily the award of stock options to align the interests of the executive with those of the shareholders. The number of options awarded is intended to be set at a level sufficient to create a meaningful opportunity for stock ownership by executives. Options are granted with an exercise price equal to the fair market value per share of Common Stock on the grant date. To induce a long-term employment commitment to the Company, options granted to executive officers generally become exercisable twenty-five percent (25%) on the first anniversary of the date of grant and the remaining seventy-five percent (75%) pro-rata on a monthly basis over the following three years. Options were granted in 2001 to certain of the Company’s executive officers in recognition of such executive officers’ individual performance. In addition, new executive officers were granted options in 2001 in accordance with their respective employment commitments or employment agreements with the Company.

     In 1999, the Compensation Committee adopted an Annual Option Grant Program for senior management. The purpose of this program is to demonstrate the Company’s commitment to having directors and executive officers maintain a significant level of ownership interest in the Company. Accordingly, in 2001 certain executive officers and non-employee directors were granted options to purchase a specified number of shares of Common Stock having a pre-determined Black-Scholes grant value. Such options were issued with an exercise price equal to the fair market value on the date of grant.

Chief Executive Officer Compensation

     The 2001 annual base salary for Mr. Bailye, the Chairman of the Board and Chief Executive Officer of the Company, was established pursuant to his Employment Agreement. The Compensation Committee may, in its discretion, determine to pay Mr. Bailye an annual or quarterly cash bonus if the Company meets or exceeds its goals for a particular fiscal year. Mr. Bailye received a quarterly cash bonus for the first and second quarters of the 2001 fiscal year. Under the Company’s annual option grant program, the Compensation Committee may grant Mr. Bailye annually options to purchase shares of Common Stock, with the options having a value up to approximately $1,200,000 determined using the Black-Scholes option pricing method. Mr. Bailye does not participate in decisions of the Board or the Compensation Committee relating to his own compensation.

Year-End Incentive Stock Bonus Program

     In 1999, the Compensation Committee approved the adoption of the Incentive Stock Bonus Program whereby executive officers may elect to receive their incentive bonus (including any amounts earned but deferred in accordance with the Company’s Bonus Plan) in shares of Common Stock (“Bonus Shares”). The number of such Bonus Shares equals the amount of the executive officer’s bonus which the individual elects to receive in Common Stock divided by the closing price of the Company’s Common Stock on the trading date immediately prior to the payment date of such bonus. To encourage executive officers to receive their bonus in Bonus Shares, the Company grants to each executive officer who elects to receive such Bonus Shares, a stock option to purchase that number of shares of Common Stock equal to the number of Bonus Shares such individual receives (calculated without giving effect to any Bonus Shares withheld to pay any required withholding taxes) (the “Tandem Options”). Such Tandem Options are considered incentive stock options to the extent permitted by law and vest on the first anniversary of the bonus payment date. The Tandem Options and the Bonus Shares are issued under the Company’s 1997 Stock Incentive Plan.

Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code generally disallows a deduction to publicly traded companies to the extent of excess compensation over $1 million paid to the chief executive officer or to any of the four other most highly compensated executive officers in a fiscal year. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Company believes that its various equity incentive plans currently meet the necessary conditions for exclusion from consideration of non-deductibility as set forth in Section 162(m) of the Code.

     The policy of the Compensation Committee and the Board of Directors is to establish and maintain compensation programs which recognize and reward performance which increases the value of the Company and, to the extent consistent with this policy, to seek to maintain and maximize the favorable tax treatment of such compensation.

Compensation Committee Edward J. Kfoury Terence H. Osborne

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors is comprised of two outside independent directors, Messrs. Kfoury and Osborne.

Report of the Audit Committee

     The primary function of the Audit Committee of the Board of Directors is to oversee the Company’s system of internal controls, financial reporting practices and audits to ensure their quality, integrity and objectivity. The Board of Directors has approved and adopted a written charter setting forth the audit related functions of the Audit Committee. During fiscal 2001, the Audit Committee re-examined and approved the adequacy of the charter, a copy of which was an exhibit to last year’s proxy statement.

     For the fiscal year 2001, the Audit Committee has reviewed the overall audit scope, plans and results of the audit engagement. The Committee also met separately, without management, with the independent public accountants. In addition, the Audit Committee reviewed and discussed the Company’s annual financial statements with management before issuance.

     The Audit Committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, of the American Institute of Certified Public Accountants, to the extent applicable. The Audit Committee also received and reviewed the written disclosures and confirmation from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, and has discussed with the auditors the auditors’ independence.

     Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year 2001.

Audit Committee Paul A. Margolis Patrick J. Zenner

Executive Compensation

Summary Compensation Table

     The following table sets forth compensation information for the Company’s Chief Executive Officer and the other four most highly compensated executive officers of the Company (the “Named Officers”).

	Annual Compensation				Long-Term Compensation Awards
	Fiscal			Other Annual Compensation	Number of Securities Underlying	All Other Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($) (1)	Options (#)	($) (2)
John E. Bailye	2001	468,332	136,250	--	239,959	5,100
Chairman of the Board and	2000	450,000	98,550	--	297,060	5,100
Chief Executive Officer	1999	450,000	403,000	--	187,500	17,981
Paul L. Zaffaroni	2001	243,750	202,188	59,998	300,000	--
President and Chief
Operating Officer
George T. Robson	2001	383,334	300,444	--	110,953	6,200
Executive Vice President	2000	310,000	78,300	--	68,000	6,127
	1999	310,000	318,500	--	187,500	68,652
Teresa F. Winslow(3)	2001	300,000	264,500	--	30,000	452,032 (3)
Senior Vice President and	2000	270,000	172,525	--	134,000	5,100
President, Americas Division	1999	260,576	340,000	--	52,500	6,598
Marc Kustoff	2001	311,938	161,306	54,645	30,000	--
Chief Technology Officer(4)	2000	39,942	290,000	--	225,000	--

(1)	Represents reimbursement of relocation and temporary housing costs for Mr. Zaffaroni and relocation costs for Mr. Kustoff.

(2)	Represents the Company’s contribution to the 401(k) plan for fiscal year 2001 and deferred compensation plan life insurance premiums of $1,100 in fiscal 2001 for Mr. Robson.

(3)	Duties as executive officer ceased as of December 31, 2001. Aggregate amount in last column represents amount that will be payable as base salary continuation during fiscal year 2002 to be paid in regular payroll installments and, subject to performing transitional responsibilities, $150,000 to be paid upon conclusion of the transition period. Also includes Company contribution to the 401(k) plan of $1,350 and $682 of deferred compensation plan life insurance premiums in fiscal 2001.

(4)	Mr. Kustoff joined the Company in November 2000. Based on the reorganization of the Company’s management structure in fiscal 2001, this position is no longer deemed to be an “executive officer” position.

Option Grants In Last Fiscal Year

     The following table sets forth stock option grants made to the Named Officers during fiscal 2001.

Option Grants In Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#) (1)		Percentage of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price Per Share ($/Share)	Expiration Date	Grant Date Present Value ($) (7)
John E. Bailye	108,000	(2)	4.4	19.06	2/5/11	1,485,119
	98,804	(4)	4.0	13.19	10/22/07	936,000
	33,155	(4)	1.3	9.75	10/22/07	230,477
Paul L. Zaffaroni	300,000	(2)	12.1	9.62	6/18/11	2,081,340
George T. Robson	68,000	(2)	2.7	19.06	2/5/11	935,075
	35,000	(3)	1.4	9.42	6/20/11	237,666
	7,953	(4)	0.3	12.51	5/14/07	71,115
Teresa F. Winslow	30,000	(5)	1.2	7.94	(5)	169,944
Marc Kustoff	30,000	(6)	1.2	7.94	10/1/11	169,944

(1)	All options granted subsequent to December 1999 are eligible for the Company’s replacement option program under which if the optionee tenders previously owned shares in satisfaction of the option exercise price, a replacement option for the number of shares tendered is granted for the remaining term of the underlying option, with the option exercise price equal to the fair market value per share of Common Stock on the grant date of the replacement option. Replacement options vest one year from the grant date.

(2)	Options vest over a four-year period with 25% vesting one year from the grant date and the balance pro-rata on a monthly basis over the following three years.

(3)	Option vested in December 2001.

(4)	Represents an option under the Company’s replacement option program.

(5)	Subject to the Company meeting certain financial objectives, option vests in one-third increments on January 31, 2002, July 31, 2002 and January 31, 2003. Option expires 90 days following the earlier of December 31, 2002 or the date of other employment.

(6)	Subject to the Company meeting certain financial objectives, option vests in one-third increments on January 31, 2002, July 31, 2002 and January 31, 2003. All unvested options will vest on December 31, 2004, subject to the terms and conditions of the reporting person’s option agreement or the applicable option plan.

(7)	The hypothetical present values on grant date are calculated under the Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option’s present value. Factors used to value options granted include the stock’s expected volatility rate (80%), risk free rate of return (ranges from 4.2 to 5.2 based on date of grant), dividend yield (0%), projected time of exercise (6 years) and projected risk of forfeiture and non-marketability for the vesting period (0% per annum).

Option Exercises and Year-End Option Holdings

     The following table sets forth information regarding option exercises during fiscal 2001 and 2001 year-end option holdings for the Named Officers.

	Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable Unexercisable		Value of Unexercisable In-the-Money Options at Fiscal Year End ($) (1) Exercisable Unexercisable

John E. Bailye	250,000	1,520,825	361,642	362,877	370,992	225,146
Paul L. Zaffaroni	--	--	--	300,000	--	1,323,000
George T. Robson	83,700	1,201,284	435,314	194,339	1,997,525	68,789
Teresa F. Winslow	47,887	453,276	149,258	137,326	711,459	183,849
Marc Kustoff	--	--	60,937	194,063	--	182,700

(1)	Calculated on the basis of the closing price of the Common Stock at December 31, 2001 of $14.03 per share, less the per share exercise price.

Employment Contracts And Change In Control Agreements

Employment Agreement With John E. Bailye

     The Company has an employment agreement with Mr. Bailye under which Mr. Bailye serves as Chief Executive Officer of the Company. The Bailye Employment Agreement provides for an annual base salary of not less than $425,000 per year, to be increased each year in accordance with the increase in the Consumer Price Index.

     At a minimum of once every two years (but in no event more than once every year), the Compensation Committee will review Mr. Bailye’s annual base salary in light of the performance of the Company for the purpose of evaluating an adjustment in Mr. Bailye’s annual base salary to be considered along with any CPI increase. Mr. Bailye also is eligible to receive an annual bonus to be determined by the Compensation Committee and which is generally targeted not to exceed fifty percent (50%) of Mr. Bailye’s annual base salary for the year. Mr. Bailye is also entitled to the employee benefits generally available to other U.S. executives of the Company from time to time.

     The Bailye Employment Agreement has a current term continuing through December 31, 2004. The term is automatically renewed for an additional year each December 31 during the term unless, prior to such December 31, either Dendrite or Mr. Bailye provides written notice of the intent not to renew for the following year. Upon a Change in Control, the remaining term, if less than two years at such date, is extended automatically to continue for at least two years following the Change in Control.

     For purposes of the Bailye Employment Agreement, “Cause” is defined to include any gross misconduct or gross neglect with respect to his duties which has or is likely to have a material adverse effect upon the business of the Company, provided the good faith exercise of his business judgment in executing his duties will not constitute Cause, or a felony indictment related to his duties which has or is likely to have a material adverse effect on the business of the Company, provided that if he ultimately is not convicted of and does not plead guilty or nolo contendere to such felony, any such termination of employment is treated as a termination by the Company without Cause and he is entitled to severance under his employment agreement.

     In the event that Mr. Bailye’s employment is terminated by the Company for any reason other than Cause, Disability or death, or by Mr. Bailye for Good Reason, Mr. Bailye will be entitled to receive severance equal to the sum of the annual rate of his base salary in effect as of the date of termination and the average annual bonus compensation earned by him during the three completed fiscal years immediately preceding his date of termination, divided by twelve, and multiplied by the number of full and fractional months remaining in the term as of his date of termination.

     In the event that during the term and within the two year period following a Change in Control, Mr. Bailye’s employment is terminated by the Company for any reason other than Cause, Disability or death, or by Mr. Bailye for Good Reason, then Mr. Bailye would be entitled to receive severance equal to three times the sum of the annual rate of his base salary in effect as of the date of termination and the highest annual bonus compensation earned by him during the three completed fiscal years immediately preceding his date of termination.

     In the event that the Company provides Mr. Bailye with written notice that it is not extending the term, the Compensation Committee will determine, in its sole discretion, the amount of any severance to Mr. Bailye, which amount shall be determined as of the date of termination in accordance with what is usual and customary for such position in companies of comparable size operating in a similar industry as the Company.

     During the term and within a period of two years following any voluntary termination by him (other than a termination for Good Reason) or any termination by the Company for Cause, Mr. Bailye is prohibited, whether directly or indirectly, in any U.S. state or foreign country where the Company is doing business at the time of termination, from (i) engaging in any venture or activity in competition with the business of the Company or its affiliates, or any business that the Company may establish that it will likely conduct within one year of his departure; (ii) soliciting for any venture or activity in competition with the business conducted by the Company or its affiliates any customers who were customers within one year of his departure or soliciting, whether directly or indirectly, such customers to reduce their business with the Company or its affiliates; or (iii) inducing or attempting to influence any employee of the Company or its affiliates employed on the effective date of his termination or within six months prior to such termination to terminate his or her employment with the Company or its affiliates. In the event the Company terminates his employment without Cause (or elects not to extend his employment) or Mr. Bailye terminates his employment for Good Reason, the restrictive covenants described above shall apply for a period of six months following the date of termination. The above restrictive covenants generally will not apply in the event his employment is terminated for any reason during the two year period following a Change in Control, unless he elects otherwise in exchange for certain severance and/or benefit coverage as set forth in his agreement. The agreement may not be assigned by either party other than by the Company in connection with certain business combinations.

Other Employment and Related Agreements

     The Company also has Employment Agreements with each of the other Named Officers. Each Employment Agreement provides for annual vacation and such employee benefits as are generally made available to employees of the Company.

     Mr. Zaffaroni’s Employment Agreement provides for an annual base salary of not less than $450,000. Under his Employment Agreement, Mr. Zaffaroni received a sign-on bonus of $100,000 and is also eligible to receive certain quarterly bonuses based on the Company’s performance against its financial objectives. Mr. Zaffaroni also was reimbursed for certain relocation expenses in connection with his accepting employment with the Company. Under his Employment Agreement, Mr. Zaffaroni was granted an option for 300,000 shares of Common Stock. Beginning in 2002 and continuing each year thereafter, Mr. Zaffaroni will receive an option to purchase shares of Common Stock based on a Black-Scholes valuation of between $500,000 and $750,000. The base price for such option will be determined by the Option Committee and Compensation Committee. In the event of a Change in Control, if he is not retained in a similar position or if no similar position is offered to him, all options would immediately vest. In the event that the Company terminates Mr. Zaffaroni’s employment for any reason other than death, Cause or Disability, or if Mr. Zaffaroni terminates his employment for Good Reason within one year following a Change in Control, he is entitled to severance equal to his annual salary in effect at the time of termination.

     Mr. Robson’s Employment Agreement provides for an annual base salary of not less than $300,000, to be adjusted annually in the discretion of the Compensation Committee. Mr. Robson is also eligible to receive a target quarterly bonus based upon the Company’s performance against its financial objectives. In the event of a Change of Control, if Mr. Robson is not retained in a similar position or if no similar position is offered to Mr. Robson, all options immediately vest. In the event that the Company terminates Mr. Robson’s employment for any reason other than death, Cause or Disability, Mr. Robson is entitled to severance equal to his annual base salary in effect at the time of termination.

     Mr. Kustoff’s Employment Agreement provides for an annual base salary of not less than $310,000, to be adjusted annually in the discretion of the Compensation Committee. Upon execution of his Employment Agreement, Mr. Kustoff received a sign-on bonus of $100,000. Mr. Kustoff is also eligible to receive certain quarterly bonuses based upon the Company’s performance against its financial objectives. Mr. Kustoff may also be eligible for additional bonuses based on an overachievement percentage, provided his annual bonus compensation does not exceed $290,000. Upon execution of his Employment Agreement, Mr. Kustoff was granted options to purchase 200,000 shares of Common Stock at an exercise price equal to the closing price of the underlying shares on the grant date. Mr. Kustoff also was reimbursed for certain relocation expenses. Upon a Change in Control, all options immediately vest. In the event that the Company terminates his employment for any reason other than death, Cause, Disability or Change in Control, Mr. Kustoff is entitled to severance equal to the annual rate of his base salary in effect as of the date of termination plus a bonus amount equal to $290,000. If Mr. Kustoff’s employment is terminated following a Change in Control for any reason other than death, Cause, Disability, or by Mr. Kustoff for Good Reason, he is entitled to severance equal to twenty-four months base salary plus a bonus amount equal to $580,000, multiplied by a weighted fraction if Mr. Kustoff was employed by the Company less than two years.

     “Cause” is generally defined to include any acts of gross misconduct, indictable offenses, any willful or intentional acts or gross negligence which injure in any material respect the reputation, business or business relationships of the Company, and material breaches of the Employment Agreement. “Disabled” is generally defined as the occurrence of any physical or mental condition which materially interferes with the performance of customary duties as an employee of the Company for a period of six months during any twelve month period. “Change in Control” is defined generally to include significant changes in the stock ownership of the Company, certain changes in the Board of Directors, certain business combinations and a sale of all or substantially all of the Company’s assets. “Good Reason” is defined generally as certain changes or reductions in duties or responsibilities, certain breaches by the Company, cessation of eligibility to participate in certain employee plans, certain increased travel or failure to obtain an assumption agreement from a successor.

     Each Employment Agreement restricts the executive from disclosing any confidential information regarding the Company or the Company’s clients, customers or suppliers, to any person without prior written consent from the Company, client, customer or supplier, as the case may be. Each Employment Agreement also provides that for a period of two years following termination of employment, with or without Cause, each employee is prohibited from (i) performing services that compete with the businesses conducted by the Company or any of its affiliates or rendering services to any organization or entity which competes with the business conducted by the Company or any of its affiliates in the United States or elsewhere where the Company or any of its affiliates do business, or any business that the Company or any of its affiliates may establish that it will likely conduct within one year following the date of such employee’s termination; (ii) soliciting any customers or potential customers of the Company with whom the executive had contact while employed by the Company or who was a customer of the Company at any time during the two years immediately before the executive’s termination; (iii) requesting that any of the Company’s customers or suppliers discontinue doing business with the Company; (iv) knowingly taking any action that would disparage the Company or be to its disadvantage; or (v) employing or attempting to employ or assisting anyone else to employ any employee or contractor of the Company to terminate their employment or engagement with the Company.

     Ms. Winslow’s Employment Agreement had provided for an annual base salary and eligibility to receive bonuses on terms agreed to with the Company, as well as executive benefit programs, confidentiality obligations and a non-competition covenant. Ms. Winslow ceased to be an executive officer on December 31, 2001. Beginning January 1, 2002, Ms. Winslow will provide certain transition services and remain available to render certain other services until the earlier of December 31, 2002 or the date she obtains other full-time employment. She will continue to receive her base salary during fiscal 2002 payable in installments at regular payroll periods. Ms. Winslow is also eligible to receive $150,000 upon her successful transition of responsibilities. See the Summary Compensation Table above. During fiscal 2002 she remains eligible for health coverage and to participate in Company equity and savings and certain other benefits generally available to executive officers of the Company. Her non-competition covenant continues until the end of fiscal year 2004.

Certain Transactions with Related Parties

     In connection with global services which Dendrite provides to one of its pharmaceutical customers, Dendrite entered into a subcontract with Sentrx, Inc. (formerly Global Safety Surveillance, Inc.) (“Sentrx”) for certain outsourcing services which Dendrite does not currently provide. The subcontracted work is for pharmacovigiliance services including SAE case receipt, tracking and processing activities. Dendrite is paid fees, an activation set-up amount and expenses from the pharmaceutical customer for this work, and Dendrite receives from its subcontractor Sentrx a project management fee equal to 10% of the service fees paid to Sentrx under the subcontract. Service fees payable by Dendrite to Sentrx under the subcontract are a minimum annual fee of $5,462,500 (less the 10% project management fee payable to Dendrite) based on a certain number of transactions to be handled by Sentrx each year of the subcontract. Sentrx also received a one-time activation set-up fee of $484,000 (less the 10% project management fee payable to Dendrite). Service fees to Sentrx increase by 4% on the first and second anniversary of the subcontract. Sentrx is also entitled to its out-of-pocket expenses and certain pass-through charges under the subcontract, and any sales or use taxes imposed in connection with these services. Dendrite may issue change orders under the subcontract and subject to Dendrite’s approval Sentrx may request changes in scope or duties. For 2001 Sentrx was paid an aggregate of $947,832 for total service fees and expense reimbursement, in addition to the above one-time activation fee. The agreement is for an initial three year term, subject to an extension upon mutual agreement of the parties. Either party may terminate for convenience on ninety (90) days notice, with Sentrx to be paid for any additional termination services or expenses. Mr. Martinson and Mr. Bailye are each directors of Sentrx and Mr. Bailye is a minority (less than 10%) shareholder of Sentrx. Edison Venture Funds is a 52% shareholder of Sentrx. Mr. Martinson is the managing partner and an equity owner of Edison Venture Funds.

     Dendrite is party to an agreement with International Software Services Ltd. (“ISS”) under which ISS provides consultants for computer programming services. Dendrite paid ISS $851,000 in 2001 and $458,830 in 2000 and Dendrite Pty. Ltd. paid ISS $135,520 in 1999 for the services of computer programmers in various capacities. The Company also paid certain expenses from time to time. Alec D. Bailye, father of John E. Bailye, is a director and 43% shareholder of ISS. The Company believes that the computer programming capabilities provided by ISS are on terms significantly more favorable than services offered by any other contractor providing programming to Dendrite.

     During 2001, the Company chartered aircraft for Company business use from third party charter companies, including TAG Aviation (“TAG”). TAG, which is not affiliated with the Company or any executives of the Company, charters aircraft on a commercial basis on behalf of numerous individual aircraft owners. For fiscal 2001, approximately $304,000 was payable by the Company to TAG for such chartered Company business travel. In certain instances, the aircraft provided by TAG to the Company for its chartered business travel were leased from Kookaburra Air LLC (“Kookaburra”). Kookaburra is an aircraft owner whose members are Mr. Bailye and his wife. Kookaburra actively charters its aircraft to TAG. The aircraft charted by the Company are not a material portion of Kookaburra’s overall business with TAG.

     TAG also provided chartered business travel for the Company in 2001 for which Kookaburra aircraft were not used. All such charters using aircraft owned by Kookaburra were on terms which the Company believes were no more or less favorable to the Company or TAG than Kookaburra would offer generally to other customers for comparable aircraft.

     During 2001, Kookaburra aircraft were also provided on a direct (non-charter) basis for Company business travel, whereby the reimbursed cost for such use was in accordance with established FAA expense reimbursement rates. These reimbursement rates are materially less expensive than customary commercial charter rates. For 2001, $268,355 was payable by the Company to Kookaburra for such Company business travel of Mr. Bailye and other Company representatives. In addition, the Company reimbursed out-of-pocket expenses incurred by Mr. Bailye for such travel in the amount of $323,575.

     Mr. Bailye is a party to a registration rights agreement with the Company under which he has certain rights with respect to the registration for resale to the public of certain shares of Common Stock owned by him.

     From January 1, 1998 to February 1, 1999, Updata informally provided advice to the Company with respect to certain investment banking issues. On February 1, 1999, the Company retained Updata as one of its financial advisors. Mr. Goldsmith, a director of the Company, is a Managing Director of Updata. During fiscal 2001, the Company reimbursed Updata approximately $2,500 for expenses incurred on the Company’s behalf.

     In 1998, the Company entered into a consulting agreement with Mr. Kfoury, a director of the Company, providing that Mr. Kfoury would provide certain consulting services to the Company in exchange for the grant of options to purchase 36,000 shares of Common Stock. Such options were granted at the fair market value of the underlying shares of Common Stock and are subject to a three-year vesting schedule. In addition, the Company will reimburse Mr. Kfoury for his reasonable travel and business expenses related to any business travel or expenditure specifically requested by the Company. Mr. Kfoury and the Company have agreed that his service on the Company’s Operations and Technology Committee satisfy his obligations under his Consulting Agreement.

PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total shareholders’ return on the Company’s Common Stock on a year-end basis, from December 31, 1996 to December 31, 2001, with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the JP Morgan H&Q Technology Index for the same period. In accordance with the rules of the SEC, the returns are indexed to a value of $100. No cash dividends have been declared on the Common Stock. Shareholders’ returns over the indicated period should not be considered indicative of future shareholder returns.

[Graphic omitted; the following is a table reflecting the information provided in the omitted graph.]

COMPARISON OF 5 YEAR CUMULATIVE TOTAL
AMONG DENDRITE INTERNATIONAL, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE JP MORGAN H&Q TECHNOLOGY INDEX

	12/96	12/97	12/98	12/99	12/00	12/01
DENDRITE INTERNATIONAL, INC.	100	235	605	1,232	814	510
NASDAQ STOCKMARKET (U.S.) INDEX	100	117	173	321	193	153
JP MORGAN H&Q TECHNOLOGY INDEX	100	122	182	407	263	182

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding beneficial ownership of the outstanding Common Stock as of March 1, 2002 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of the directors, nominees for director and Named Officers and (iii) all current executive officers, directors as a group. Such beneficial owner has sole voting and investment power as to such shares unless otherwise indicated.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
Sterling Capital Management LLC (1)	2,283,853	5.8%
301 S. College Street
Suite 3200
Charlotte, North Carolina 28202
State of Wisconsin Investment Board (2)	2,589,200	6.6%
P.O. Box 7842
Madison, Wisconsin 53707
Brown Capital Management, Inc. (3)	3,049,000	7.7%
1201 N. Calvert Street
Baltimore, Maryland 21202
Massachusetts Financial Services Company (4)	3,214,220	8.1%
500 Boylston Street
Boston, Massachusetts 02116
Waddell & Reed Financial, Inc. (5)	3,699,300	9.4%
6300 Lamar Avenue
Overland Park, Kansas 66202
John E. Bailye (6)	4,127,480	10.3%
John H. Martinson	223,208	*
Bernard M. Goldsmith	99,000	*
Deborah C. Hopkins	--	*
Paul A. Margolis	83,000	*
Edward J. Kfoury	121,000	*
Terence H. Osborne	72,750	*
Patrick J. Zenner	--	*
Paul L. Zaffaroni	3,215	*
George T. Robson	550,119	*
Teresa F. Winslow	221,194	*
Marc Kustoff	89,687	*
All executive officers and directors as a group (12 persons) (7)	5,330,621	13.0%

* Less than 1% of the outstanding shares of Common Stock.

(1)	Pursuant to a Schedule 13G filed on February 6, 2002 by Sterling Capital Management LLC, Sterling MGT, Inc., Eduardo A. Brea, Alexander W. McAlister, David M. Ralston, Brian R. Walton and Mark Whalen (collectively “Sterling”), Sterling has shared voting and shared dispositive power with respect to 2,283,853 shares.

(2)	Pursuant to a Schedule 13G filed on February 12, 2002 by the State of Wisconsin Investment Board (the “Board”), the Board has sole voting and sole dispositive power with respect to 2,589,200 shares.

(3)	Pursuant to an amended Schedule 13G filed on February 5, 2002 by Brown Capital Management, Inc. (“Brown”), Brown has sole voting power with respect to 2,379,550 shares and sole dispositive power with respect to 3,049,000 shares.

(4)	Pursuant to an amended Schedule 13G filed on February 12, 2002 by the Massachusetts Financial Services Company (“MFS”), MFS has sole voting power with respect to 2,694,505 shares and sole dispositive power with respect to 3,214,220 shares.

(5)	Pursuant to an amended Schedule 13G filed on January 16, 2002 by Waddell & Reed Financial, Inc., Waddell & Reed Investment Management Company, Waddell & Reed, Inc. and Waddell & Reed Financial Services, Inc. (collectively, “Waddell”), Waddell has sole voting and sole dispositive power with respect to 3,699,300 shares.

(6)	Represents 2,912,962 shares owned of record by Mr. Bailye, 626,905 shares owned of record by Carinya Holdings Company (“Carinya”), 71,000 shares owned of record by the Bailye Family Foundation (the “Foundation”) and options exercisable for 516,613 shares of Common Stock. Carinya is a general partnership consisting of Mr. Bailye, Mr. Bailye’s wife, and trusts for the benefit of each of their two minor children, the trustees of which are Mr. Bailye’s parents and Mrs. Bailye’s parents respectively as general partners. The partnership agreement provides that the voting power with respect to shares owned by the partnership is subject to the majority vote of all partners other than Mr. Bailye. Mr. Bailye disclaims beneficial ownership of the shares owned by Carinya except to the extent of the two 10% partners’ interests owned by Mr. Bailye and his spouse. The Foundation is a trust established exclusively to provide financial support for charitable organizations which are exempt institutions under Section 501(c)(3) of the Internal Revenue Code. Mr. Bailye and his spouse constitute two of the three trustees of the Foundation.

(7)	Includes shares subject to stock options exercisable on or within 60 days of March 1, 2002, as follows: Mr. Bailye, 516,613; Mr. Martinson, 135,000; Mr. Goldsmith, 99,000; Mr. Margolis, 73,000; Mr. Kfoury, 101,000; Mr. Osborne, 72,750; Mr. Zaffaroni, 0; Mr. Robson, 486,439; Ms. Winslow, 174,989; Mr. Kustoff, 89,687; and all directors and executive officers as a group, 1,529,616.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports regarding ownership of the Company’s Common Stock with the SEC, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes that all filings were timely made other than one transaction reported in a Form 4 which was inadvertently filed late on behalf of Christopher French.

PROPOSAL 2

AMENDMENT TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1997 EMPLOYEE STOCK PURCHASE PLAN

     The Company’s shareholders are being asked to approve the action of the Board of Directors in adopting an amendment to the 1997 Employee Stock Purchase Plan (the “Employee Purchase Plan”). A general discussion of the principal terms of the Employee Purchase Plan and of the proposed amendment is set forth below. A copy of the Employee Purchase Plan was filed electronically with the SEC with this Proxy Statement.

Proposed Amendment

     The Board of Directors has approved an amendment to the Employee Purchase Plan to increase by 450,000 shares the total number of shares available for purchase by Company employees under the Employee Purchase Plan. The Employee Purchase Plan originally authorized a total of 450,000 shares of Common Stock (as adjusted for 1998 and 1999 stock splits) to be purchased by participating employees. As of March 1, 2002, approximately 27,860 shares remained available for purchase under the Employee Purchase Plan.

     The Board of Directors believes that the Employee Purchase Plan provides an important inducement for employees to maximize the Company’s performance. The Board of Directors believes that providing employees with an opportunity to invest in the Company rewards them appropriately for their efforts on behalf of the Company and encourages strong employee performance on behalf of the Company.

Description of the Employee Purchase Plan

     The purpose of the Employee Purchase Plan is to encourage employees to increase their ownership interest in the Company and to motivate them to exert their maximum efforts toward the success of the Company.

     The Employee Purchase Plan is administered by the Employee Plan Committee. The Employee Plan Committee has the full power and authority to interpret the provisions and supervise the administration of the Employee Purchase Plan.

     Employees eligible to participate in the Employee Purchase Plan consist of all employees of the Company and participating subsidiaries other than those who regularly work twenty hours per week or less, work five months per year or less, or who own five percent (5%) or more of the voting securities of the Company. No employee’s rights to purchase shares pursuant to the Employee Purchase Plan may accrue at a rate that exceeds $25,000 per calendar year. Approximately 1,080 employees are currently eligible to participate in the Employee Purchase Plan.

     Any person who is an eligible employee on an offering date is eligible to become a participant in the Employee Purchase Plan beginning on that offering date. Any person who first becomes an eligible employee during an offering period is eligible to become a participant in the Employee Purchase Plan at the start of the next offering period. For purposes of the Employee Purchase Plan, an “offering period” is a period of time determined from time to time by the Employee Purchase Plan Committee. Currently, there are quarterly offering periods. The first business day of each offering period is referred to as an “offering date.”

     Under the Employee Purchase Plan, a participant may authorize payroll deductions, which may not exceed ten percent (10%) of his or her eligible compensation. To be eligible for payroll deductions, enrollment and payroll deduction forms must be filed by specified dates. Once enrolled for payroll deductions, a participant continues to be enrolled in subsequent months at the percentage of pay selected until the participant elects a different rate by filing appropriate forms or terminates these payroll deductions.

     Each participant is automatically granted an option to purchase shares of Common Stock under the Employee Purchase Plan on each offering date. Shares of Common Stock are purchased under the Employee Purchase Plan at a price equal to the lesser of (i) 85% of the fair market value of the Common Stock on the offering date and (ii) 85% of the fair market value of the Common Stock on the exercise date. For purposes of the Employee Purchase Plan, the “fair market value” of the Common Stock on a particular day is the last reported sale price on that date on the NASDAQ National Market System, and the “exercise date” is the last business day of each offering period in which payroll deductions are made under the Employee Purchase Plan.

     Each participant’s election to purchase shares is exercised automatically on the exercise date, and the maximum number of full and fractional shares subject to the option are purchased for the participant at the applicable option price. The shares of Common Stock purchased upon the exercise of an option are credited to the participant’s account under the Employee Purchase Plan and are deemed transferred to the participant on the exercise date, and the participant then has all rights of a stockholder with respect to those shares.

     Cash dividends paid on Common Stock held in a participant’s account are credited to the participant’s account and are used (in addition to payroll deductions) to purchase shares of Common Stock on the next exercise date. Dividends paid in Common Stock or stock splits of Common Stock are credited to the participant’s account. Dividends paid in property other than cash or Common Stock are distributed to participants as soon as practicable. No interest accrues on or is payable with respect to payroll deductions or credited cash dividends of a participant.

     A participant may withdraw all payroll deductions and cash dividends credited to the participant’s account under the Employee Purchase Plan if the amounts have not already been used to purchase Common Stock, by giving at least fifteen (15) days prior written notice in advance of the exercise date. The payroll deductions and cash dividends are then paid to the participant and no further payroll deductions may be made from the participant’s pay until the participant re-enrolls in the Employee Purchase Plan and elects such payroll deductions. A participant’s withdrawal from an offering will not have an effect on the participant’s eligibility to participate in a succeeding offering.

     Upon termination of a participant’s status as an employee during an offering period for any reason, including voluntary termination, retirement or death, all payroll deductions and cash dividends credited to the participant’s account that have not been used to purchase shares of Common Stock will be returned to the participant (or in the case of the participant’s death, to his estate) and the option will be automatically terminated.

     Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option to receive shares under the Employee Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way by a participant (other than by will or the laws of descent and distribution). Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds.

     In the event of any increase, decrease, change or exchange of shares of Common Stock for a different number or kind of shares or other securities through reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise, the Employee Plan Committee will determine the appropriate equitable adjustments, if any, to be made under the Employee Purchase Plan, including without limitation adjustments to the number of shares of Common Stock which have been authorized for issuance under the Employee Purchase Plan but have not yet been placed under option, as well as the price per share of Common Stock covered by each option under the Employee Purchase Plan which has not yet been exercised.

     The Board of Directors may amend or terminate the Employee Purchase Plan at any time, but no such termination may adversely affect options previously granted and no amendment may make any change in any option granted which adversely affects the rights of any participant. No amendment to the Employee Purchase Plan may be made without shareholder approval if such approval is required under any applicable law, regulation or exchange rule.

     Because participation in the Employee Purchase Plan will vary from employee to employee and levels of participation among participants will also vary, it is not possible to determine the value of benefits which may be obtained by executive officers and other employees under the Employee Purchase Plan.

     As of March 1, 2002, the closing price of the Common Stock on the Nasdaq National Market was $9.87 per share.

     The Employee Purchase Plan became effective on April 1, 1997. The Board of Directors may terminate the Employee Purchase Plan at any time, but no such termination may adversely affect options previously granted.

Federal Income Tax Implications

     The following is a brief description of the federal income tax consequences generally arising with respect to stock purchase rights that may be granted under the Employee Purchase Plan.

     The Employee Purchase Plan, and the right of participants to make purchases of Common Stock pursuant to the Employee Purchase Plan, are intended to be eligible for favorable tax treatment provided by Section 423 of the Internal Revenue Code.

     Generally, there are no federal income tax consequences to a participant in the Employee Purchase Plan until the shares purchased under the Employee Purchase Plan are sold or otherwise disposed of. The participant will generally be subject to tax upon the sale or disposition of the shares and the amount of tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the applicable offering date and more than one year from the date of transfer of the shares to the participant, then the participant will generally recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (ii) an amount equal to 15% of the fair market value of the shares as of the applicable offering date. Any additional gain recognized by the participant on the sale or disposition of shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and any loss recognized is a capital loss.

     Under recently-issued proposed Treasury regulations, the purchase of Common Stock under the Employee Purchase Plan on or after January 1, 2003 will result in the imposition of FICA and FUTA tax (but not federal income tax) on the difference between (i) the fair market value of the Common Stock on the purchase date and (ii) the price paid for such Common Stock.

     If the shares of Common Stock are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

     The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

     The foregoing provides only a general description of the application of federal income tax laws to stock purchase rights under the Employee Purchase Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Employee Purchase Plan. Different tax rules may apply, including in the case of variations permitted under the Employee Purchase Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.

The Board of Directors recommends a vote FOR the approval of the amendment to the 1997 Employee Stock Purchase Plan.

PROPOSAL 3

AMENDMENT TO INCREASE THE NUMBER OF SHARES

RESERVED FOR ISSUANCE UNDER THE 1997 STOCK INCENTIVE PLAN

     The Company’s shareholders are being asked to approve an amendment to the 1997 Incentive Stock Plan (the “Incentive Plan”) to increase the number of authorized plan shares. A general discussion of the principal terms of the Incentive Plan and the proposed amendment is set forth below. A copy of the Incentive Plan was filed electronically with the SEC with this Proxy Statement.

Proposed Amendment

     The Board of Directors has approved an amendment to the Incentive Plan to increase by 1,500,000 shares the total number of shares available for issuance under the Incentive Plan. The Incentive Plan currently authorizes the issuance of an aggregate of 10,250,000 shares of Common Stock. Of such current authorized shares, as of March 1, 2002, 6,460,186 shares were subject to outstanding options and 1,023,617 shares were available for future awards under the Incentive Plan.

Description of the Incentive Plan

     The purpose of the Incentive Plan is to enhance the ability of the Company to attract and retain the best available individuals to serve the Company. Approximately 1,590 participants are currently eligible under the Incentive Plan, including employees, non-employee directors and consultants. The Incentive Plan is administered by the Compensation Committee.

     Options granted under the Incentive Plan may be either nonqualified stock options or incentive stock options qualifying under Section 422 of the Internal Revenue Code. For purposes of compliance with Section 162(m) of the Internal Revenue Code, no employee may be granted in any year options to purchase more than 1,500,000 shares of Common Stock (subject to adjustment for antidilution events). The option exercise price is determined by the Committee, but in no event may be less than the fair market value of the Common Stock on the date of grant and in the case of incentive stock options granted to an employee who is a 10% shareholder the option exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant. The term of each option is fixed by the Committee, but no option may be exercisable after the expiration of ten years from the grant date (and, in the case of incentive stock options granted to a 10% shareholder, five years from the grant date). Each option vests and becomes exercisable as determined by the Committee. Under the Incentive Plan, each non-employee director is granted an annual nonqualified stock option with an exercise price equal to the fair market value of the underlying shares on the date of grant and vests one year from the grant date.

     Awards under the Incentive Plan may be satisfied by the use of authorized but unissued shares or by treasury shares. Forfeited or expired awards or awards otherwise terminated without the issuance of shares of Common Stock to the participant and shares withheld by or surrendered to satisfy withholding tax obligations or in payment of the exercise price of an award (“share counting rules”) are available for new awards under the Incentive Plan.

     Options may not be transferred except by will or the laws of descent and distribution, except that the Committee may permit nonqualified stock options to be transferred to members of the holder’s immediate family or trusts, partnerships or limited liability companies established for such family members.

     All options granted subsequent to December 1999 are eligible for the Company’s replacement option program under which, if the optionee tenders back to the Company previously-owned shares in satisfaction of the option exercise price, a replacement option for the number of shares transferred will be granted for the remaining term of the underlying option, with the option exercise price equal to the fair market value on the date of the replacement option.

     In the event of a “change in control” (as defined in the Incentive Plan) outstanding options become immediately vested and restrictions on any awards automatically lapse.

     To date, stock options, bonus shares under a year-end incentive stock bonus program and anniversary share awards have been granted under the Incentive Plan. Any such awards may be forfeited under conditions established by the Compensation Committee. Because future participation in the Incentive Plan and the level of participation is discretionary, it is not possible to determine the value of benefits under the amendment which may be obtained by those eligible to participate.

     If an award holder engages in certain activity which is harmful to the Company, any outstanding awards to that person may be canceled and terminated and the person may have to reimburse the Company for any gain realized upon exercise of an award within one year of the activity. This forfeiture and repayment provision does not apply following a change in control.

     The Board of Directors may amend, suspend or terminate the Incentive Plan at any time, but no amendment may adversely affect the rights of any participant in connection with an award previously granted. In addition, no amendment to the Incentive Plan may be made without subsequent shareholder approval if such approval is required under any applicable law, regulation or exchange rule.

     From the commencement date of the Incentive Plan through March 1, 2002, options to purchase a total of 10,410,353 shares of Common Stock have been granted under the Incentive Plan at an exercise price per share equal to not less than the fair market value of the Common Stock on the date of grant. As of March 1, 2002, the total number of stock options awarded under the Incentive Plan to the named executive officers and directors were as follows: Mr. Bailye, Chairman of the Board and Chief Executive Officer, 1,451,519; Mr. Zaffaroni, President and Chief Operating Officer, 50,000; Mr. Robson, Executive Vice President, 486,453; Ms. Winslow, Senior Vice President and President, Americas Division, 243,500; Mr. Kustoff, Chief Technology Officer, 291,500; Mr. Goldsmith, director, 151,667; Mr. Margolis, director, 151,667; Mr. Martinson, director, 151,667; Mr. Kfoury, director, 187,667; Mr. Osborne, director, 94,667; Mr. Zenner, director, 16,667; all executive officers as of March 1, 2001, 2,352,772; and all current non-employee directors as a group, 754,002.

     As of March 1, 2002, the closing price of the Common Stock on the Nasdaq National Market was $9.87 per share.

     The Incentive Plan became effective on July 24, 1997 and has a term of ten years from its effective date.

Federal Income Tax Implications

     The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Incentive Plan.

     The grant of an option (including a stock-based award in the nature of a purchase right) will create no federal income tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an option which is an incentive stock option (“ISO”) except that the alternative minimum tax may apply. Under recently-issued proposed Treasury regulations, the exercise of an incentive stock option on or after January 1, 2003 will result in the imposition of FICA and FUTA tax (but not federal income tax) on the difference between (i) the fair market value of the Common Stock on the date of exercise and (ii) the price paid for such Common Stock. Upon exercising an option which is not an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise.

     Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant will generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price, or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of such option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s “basis” in such shares (generally, the tax basis is the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

     The Company generally will be entitled to a deduction equal to the amount recognized as ordinary income by the participant in connection with options. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to disposition of the shares.

     With respect to other awards granted under the Incentive Plan that result in a transfer to the participant of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property actually received. Except as discussed below, the Company generally will be entitled to a deduction for the same amount. With respect to awards involving shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the earliest time the shares or other property become transferable or not subject to a substantial risk of forfeiture. Except as discussed below, the Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she will not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

     Compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Section 162(m) of the Code, and therefore remains fully deductible by the company that pays it. Under the Incentive Plan, options granted with an exercise price at least equal to 100% of fair market value of the underlying shares at the date of grant will be, and awards which are conditioned upon achievement of performance goals may be, intended to qualify as such “performance-based” compensation. A number of requirements must be met, however, in order for particular compensation to so qualify. Accordingly, there can be no assurance that such compensation under the Incentive Plan will be fully deductible under all circumstances.

     The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Incentive Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Incentive Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply in the case of variations permitted under the Incentive Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

The Board of Directors recommends a vote FOR the approval of the amendment to the 1997 Stock Incentive Plan.

CHANGE OF INDEPENDENT PUBLIC ACCOUNTANTS

     On April 4, 2002, the Company’s Board of Directors and Audit Committee determined to dismiss Arthur Andersen LLP as its independent public accountants and engaged Ernst &Young LLP to serve as the Company’s independent public accountants for fiscal 2002. During fiscal 2001 and prior fiscal years, Arthur Andersen LLP served as the Company’s independent public accountants and in that capacity rendered an opinion on the Company’s consolidated financial statements for the fiscal year ended December 31, 2001.

     The reports of Arthur Andersen LLP on the Company’s consolidated financial statements for the years ended December 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the years ended December 31, 2001 and 2000 and through the date of this Proxy Statement, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to such disagreements in its reports. During the years ended December 31, 2001 and 2000 and through the date of this Proxy Statement, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

     During the years ended December 31, 2001 and 2000 and through April 4, 2002, the Company did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

     Representatives of Arthur Andersen LLP and Ernst & Young LLP are each expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     The fees billed for services rendered by Arthur Andersen LLP for fiscal 2001 were as follows:

Audit fees	$361,500
Financial information systems design and
implementation fees	$ 0
All other fees:
Audit-related fees	$141,500	(1)
Other fees	$314,000	(2)

(1)	Audit-related fees represent statutory audits of foreign subsidiaries, benefit plan audits, accounting consultation, assistance with registration statements and consents.

(2)	Other fees represent tax compliance and consulting services.

     The Audit Committee has considered whether the provision of the services covered under “Financial information systems design and implementation fees” and “All other fees” above is compatible with maintaining Arthur Andersen LLP’s independence.

SHAREHOLDER PROPOSALS

     Shareholder proposals that are intended for inclusion in the proxy statement and related proxy materials for the Company’s 2003 Annual Meeting of Shareholders must be received by the Secretary of the Company not later than December 13, 2002 and must be in compliance with applicable SEC regulations.

     Under the terms of the Company’s By-laws, shareholders who intend to submit a nomination for election as a director at an annual meeting of shareholders must be a shareholder of record on the date of providing such notice to the Secretary of the Company and on the record date for determination of shareholders entitled to vote at the annual meeting. To be eligible for consideration, a shareholder’s notice must be timely and in proper written form.

     To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the date of the annual meeting, provided that if the Company provides less than seventy days’ notice or announcement of the date of the annual meeting, notice by the shareholder must be received no later than the close of business on the tenth day following the day on which notice of the annual meeting date is mailed or announced, whichever occurs earlier.

     To be in proper written form, a shareholder’s notice to the Secretary of the Company must set forth the items specified in the By-laws for each person whom the shareholder proposes to nominate as a director, including all information which may be required under Section 14 of the Securities Exchange Act of 1934 as well as: (a) name, age, business address and residence address; (b) principal occupation or employment; and (c) class or series and number of shares of Common Stock that are owned beneficially or by record. In addition, a shareholder’s notice must set forth the items specified in the By-laws for the shareholder giving notice, including: (a) name and address; (b) class or series and number of shares of Common Stock that are owned beneficially or of record; (c) a description of all arrangements or understandings between the shareholder and each proposed nominee or others relating to any nomination(s); and (d) a representation that the shareholder intends to appear in person or by proxy at such annual meeting to nominate the person(s) named in the notice.

FORM 10-K

     A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO LUKE M. BESHAR, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, DENDRITE INTERNATIONAL, INC., 200 SOMERSET CORPORATE BOULEVARD, 8TH FLOOR, SOMERSET CORPORATE CENTER, BRIDGEWATER, NEW JERSEY 08807.

OTHER MATTERS

     The Board knows of no other matters which may be presented at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY THE ORDER OF THE BOARD OF DIRECTORS /s/ CHRISTINE A. PELLIZZARI Christine A. Pellizzari, Secretary

DIRECTIONS TO DENDRITE INTERNATIONAL, INC.

1200 Mount Kemble Avenue
Morristown, New Jersey 07960-6797
(973) 425-1200

From NY (Manhattan):

Take Lincoln Tunnel to NJ Turnpike SOUTH, to Route 78 WEST, to Route 24 WEST, to Route 287 SOUTH, to Exit 30B (Bernardsville/Basking Ridge), follow to traffic light (Route 202 North/Mt. Kemble Avenue). Turn RIGHT at traffic light, follow less than one mile. Dendrite is on the right.

From Newark Airport:

     Take Route 1 & 9 NORTH, to Route 78 WEST, to Route 24 WEST, to Route 287 SOUTH, to Exit 30B (Bernardsville/Basking Ridge), follow to traffic light (Route 202 North/Mt. Kemble Avenue). Turn RIGHT at traffic light, follow less than one mile. Dendrite is on the right.

From Philadelphia:

     Take Route 95 NORTH, to Route 206 NORTH, to Route 287 NORTH, to Exit 30B (Bernardsville/Basking Ridge), follow to traffic light (Route 202 North/Mt. Kemble Avenue). Turn RIGHT at traffic light, follow less than one mile. Dendrite is on the right.

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